Exhibit 10.14

EURAMAX INTERNATIONAL, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Restated Effective October 1, 1997

This Plan (the “SERP”), established by Euramax International, Inc., will become effective upon, and only upon, Closing as defined in the Stock Purchase Agreement dated April 15, 2003 by and among Citigroup Venture Capital Equity Partners, L.P. and affiliates, the Company and the Company’s stockholders named therein.

ARTICLE 1  - PURPOSE OF PLAN

Section 1.1                   Purpose:  The purpose of this Plan is to provide supplemental retirement benefits to Mitchell B. Lewis and R. Scott Vansant (each an “Executive”).  The benefits to be provided under this Plan are intended to supplement other retirement benefits provided by the Company through plans qualified under Section 401(a) of the Internal Revenue Code of 1986, nonqualified plans, and the federal Social Security system of the United States.

Section 1.2                   Design:  The Plan is designed to provide supplemental retirement benefits as described in Section 3.3.

ARTICLE 2  - DEFINITIONS

Section 2.1                   Affiliate:  At any time (i) any trade or business, whether incorporated or unincorporated, which at such time is considered to be under common control with the Company or any other company participating in this Plan under regulations prescribed by the Secretary of the Treasury pursuant to Code Section 414(b), (c) or (o); and (ii) any person or organization which at such time is a member of an affiliated service group (as defined in Code Section 4 14(m)) with the Company or any other company participating in this Plan.

Section 2.2                   Board:  The Board of Directors of Euramax International, Inc..

Section 2.3                   Change-In-Control:  The sale of Euramax International, Inc., in a single transaction or a series of related transactions, to an independent third party (which is not an Affiliate of any member of the Investor Group) pursuant to which such third party acquires (a) a greater percentage of the fully diluted voting power represented by the share capital and other securities of Euramax International, INC.  than that owned and controlled by the Investor Group immediately following such transaction (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding share capital or otherwise), or (b) all or substantially all of the consolidated assets of Euramax International, Inc., in each case, which sale has been approved by the Board and the holders of a majority of the outstanding ordinary shares of Euramax International, Inc., voting together as a single class.

Section 2.4                   Code: The Internal Revenue Code of 1986, as amended, or as it may be amended from time to time.

Section 2.5                   Company:  Euramax International, Inc.

Section 2.6                   Compensation and Employee Benefits Committee: The Compensation and Employee Benefits Committee as established by the Board.

Section 2.7                   Constructive Termination:  A Constructive Termination shall be deemed to occur solely upon the occurrence of a Change of Control in the event that Executive’s employment with Euramax International, Inc., is terminated or the Executive is subject to a material reduction in duties or compensation or authority or is required to relocate from Atlanta, Georgia, in either case, within one year following such Change of Control.

Section 2.8                   Executive:  Executive shall mean each of Mitchell B. Lewis and R. Scott Vansant.

Section 2.9                   Fifty Percent (50%) Joint and Survivor Annuity:  An annuity which is the Value Equivalent of a Life Annuity payable monthly for the life of the Executive, with a survivor annuity for the life of his Spouse which is fifty (50%) percent of the amount of the annuity payable during the joint lives of the Executive and his Spouse.

Section 2.10             Investor Group:  Collectively, the individuals and entities party to the Shareholders Agreement dated September 25, 1996, and any successor agreement thereto, and each of their respective Affiliates.

Section 2.11             Life Annuity:  An income payable monthly, beginning as of the first day of the month for which the Participant’s Plan benefits are scheduled to commence under this Plan and ending as of the first day of the month in which the Participant dies.

Section 2.12             Lump Sum: The full single cash payment of the balance of a Participant’s vested benefit, the value of which shall be the Value Equivalent of a Life Annuity (reduced for early commencement, if necessary).

Section 2.13             Plan:  The “Euramax International, Inc., Supplemental Executive Retirement Plan”, as set forth herein or in any amendment hereto.

Section 2.14             Plan Administrator:  The individual or committee appointed by the Board, who shall have the same powers and those duties with respect to the Plan as those described in the Euramax Saving Plan.  The Plan Administrator is the named fiduciary for purposes of the Employee Retirement Income Security Act of 1974, as amended.

Section 2.15             Plan Year:  The calendar year.

Section 2.16             Retirement Date:  The first day of the month coincident with or next following the date the Executive attains age 55 and actually terminates employment with the Company.

Section 2.17             Spouse:  The individual to whom the Executive is legally married as of the earlier of the Executive reaching his Retirement Date, suffering a Total and Permanent Disability, death, or upon the Change-In-Control of the Company.

Section 2.18             Total and Permanent Disability means a medically determinable disability arising from illness or accident, that (1) renders Executive incapable of performing the duties normally associated with his position with the Company or any similar position with the Company for which he is qualified by skill and experience and (2) is reasonably expected to either be permanent or to be of indefinite duration extending for more than 180 days.  Total and Permanent Disability shall be determined on the basis of medical evidence provided to the Board, which is reasonably satisfactory to the Board.  The Board, in its discretion, may rely upon a report of Executive’s personal physician certifying that Executive is disabled within the meaning of this Section or may require the report of an independent physician selected by the Board.

Section 2.19             Value Equivalent:  The Life Annuity amount, as adjusted by Section 3.1, multiplied by the following factor to calculate a Fifty Percent (50%) Joint and Survivor Annuity or a Lump Sum:

Years Spouse Younger Than Executive	50% Joint & Survivor Factors
0-9	0.9
10-19	0.8
20-29	0.6
30+	0.4

Lump Sum Factor

The Life Annuity Amount will be converted to a lump sum using the applicable mortality table and the applicable interest rate both as prescribed by section 417(e)(3) of the Code or any applicable provision of successor legislation provided that the lump sum amount payable at age 65 will be $500,000.

ARTICLE 3  - BENEFITS

Section 3.1                   Benefit Amount:  The Benefit is an annual amount payable in the form of a Life Annuity starting at age 65 and equal to $46,000.  At the time of the Executive’s Retirement Date, termination, death, Total and Permanent Disability, or a Change-in-Control, the above dollar amount shall be multiplied by the following payment reduction factor.

Age At Retirement Date, Death, Disability or Change-in-control	Payment Reduction Factor
65 and later	100%
64	96%
63	92%
62	88%
61	84%
60	80%
59	76%
58	72%
57	68%
56	64%
55	60%

Section 3.2                   Forfeiture of Benefit:  If it is the conclusion of the Board that the Executive has engaged in any acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing, in each case that results in substantial harm to the business or property of the Company, he shall forfeit and be ineligible to receive any benefits under this Plan, and any benefits paid to such Executive (or Spouse) can be recovered by the Company.  The recovery of any benefits paid to such Executive shall not preclude the Company from taking any other actions against the Executive.

Section 3.3                   Benefit Forms and Commencement:  Upon the earliest of the following of (a), (b), (c), or (d) to occur, the Executive shall receive a Life Annuity if he is single on such date, or if he is married on such date he shall receive a Fifty Percent (50%) Joint and Survivor Annuity, paid monthly.  The Executive may elect to receive benefits in the form of a Lump Sum or Life Annuity as long as the Executive’s election is made at least 120 days prior to the receipt of any benefits paid under the Plan.

(a)                                  Retirement Payment.  In the event that benefits become payable due to the Executive’s retirement on or after age 55, the benefit will be payable as of the Executive’s Retirement Date.

(b)                                 Disability Payment.  In the event that benefits become payable due to a Total and Permanent Disability, the benefit (which is fixed as of the date of Total and Permanent Disability), will be payable, in a lump sum calculated under Section 2.19 on the basis of the Executive’s then attained age, as of the first day of the month coincident with or next following the date the Executive is determined to have sustained a Total and Permanent Disability.

(c)                                  Death Payment.  In the event that benefits become payable due to the Executives death, the benefit will be payable as of the first day of the month coincident with or next following the Executive’s death, in a lump sum calculated under Section 2.19 on the basis of the Executive’s then attained age.

(d)                                 Constructive Termination.  Except as provided in Section 3.2, in the event that there is a Constructive Termination, the Executive shall become fully vested and the benefit will be payable as of the first day of the month coincident with or next following the Constructive Termination.

Section 3.4                   Vesting of Benefits:  An Executive’s benefits under this Plan are not vested until the earlier of the date the Executive attains age 55, dies, becomes Totally and Permanently Disabled, or the occurrence of a Change-in-Control.  If an Executives employment with the Company terminates, for any reason, before his benefits have vested, the Executive will not be entitled to any benefits hereunder.

Section 3.5                   Time of Benefit Payments:  Payment of Benefits under the Plan shall commence when such benefits become payable pursuant to Section 3.3, or as soon thereafter as administratively feasible.

Section 3.6                   Mental or Legal Incompetence: The Company, in its sole discretion, may make distribution to the guardian or other legal representative of the Executive or Spouse, if the Executive or Spouse is determined by a court of proper jurisdiction to be mentally or legally incompetent to receive such benefit distribution.  Any such distribution shall be in full and complete satisfaction of any and all claims whatsoever by or on behalf of such Executive under this Plan against the Company, the Plan Administrator, any member of the Board, other Executives or officers of the Company, other employees, shareholders and any other person acting on behalf of them.

Section 3.7                   Benefits Unfunded:  The benefits payable under the Plan shall be paid by the Company and shall not be funded.

ARTICLE 4  - MISCELLANEOUS

Section 4.1                   Amendment or Termination:  The Board, or the Compensation and Employee Benefits Committee of the Board, shall have the right to amend this Plan from time to time and to terminate this Plan at any time; provided, however, except as provided in Section 3.2, no such action shall reduce the Executive’s Accrued Benefit (defined for this purpose as the Life Annuity to which Executive would be entitled as of the date of such action under Sections 2.11 and 3.1 and adjusted, if necessary, to its Value Equivalent under Section 2.19) or defer the time for paying such benefits under Section 3.3.

Section 4.2                   Company Liability: Nothing in this Plan shall be construed to limit in any way the right of the Company to terminate the employment of the Executive at any time; or to be evidence of any agreement or understanding, express or implied, that the Company or any affiliate company will employ the Executive in any particular position or at any particular rate or remuneration or for any particular period of time.

Section 4.3                   Indemnification:  The Company shall indemnify and hold harmless the Administrator, any member thereof and any Employee who may act on behalf of the Company in the administration of this Plan from and against any liability, loss, cost or expense (including reasonable attorneys’ fees) incurred at any time as a result of or in connection with any claims, demands, actions or causes of action of the Executive, any person claiming through or under any of them, or any other person, party or authority claiming to have an interest in this Plan or standing to act for any persons or groups having an interest in this Plan, for or on account of, any of the acts or omissions (or alleged acts or omissions) of the Administrator, any member thereof or any such Employee, except to the extent resulting from such person’s willful misconduct.

Section 4.4                   Tax Effects:  The Company makes no warranties or representations with regard to the tax effects or results of this Plan.  The Executive participating under this Plan shall be deemed to have relied upon his own tax advisors with regard to such effects.

Section 4.5                   No Assignment: Binding Effect:  Neither the Executive nor Spouse shall have the right to alienate, assign, commute or otherwise encumber his benefit for any purpose whatsoever, and any attempt to do so shall be disregarded completely as null and void.  The provisions of this Plan shall be binding on the Executive and on each person who claims a benefit under him and on the Company.

Section 4.6                   Self-Interest:  The Executive shall not have any right to vote or decide upon any matter related directly or indirectly to him or any right to claim any benefit under this Plan.

Section 4.7                   Construction:  This Plan shall be construed in accordance with the laws of the State of Delaware.  The headings and subheadings in this Plan have been inserted for convenience of reference only and are to be ignored in construction of the provisions of this Plan.  In the construction of this Plan, the masculine shall include the feminine and the singular the plural wherever appropriate.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and seal this Plan as of this        day of April, 2003.

PLAN SPONSOR:

EURAMAX INTERNATIONAL Inc.

By:

Title:
(CORPORATE SEAL)

Attest:

Title: